FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-280224-07

From:	Spgsyndicate BMO Capital Markets (BMO CAPITAL MARKETS) <[REDACTED] >
Sent:	Thursday, May 15, 2025 11:07 AM
Cc:	[REDACTED]
Subject:	BMO 2025-C12 -- New Issue Announcement (Public)(ext)

BMO 2025-C12 -- New Issue Announcement

(Public)(ext)

$561.955mm Offered Conduit CMBS

Co-Lead Managers & Joint Bookrunners:	BMO Capital Markets Corp., Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., KeyBanc Capital Markets Inc., SG Americas Securities, LLC and UBS Securities LLC

Co-Managers:	Academy Securities, Inc., Bancroft Capital, LLC, Drexel Hamilton, LLC, Mischler Financial Group, Inc. and Natixis Securities Americas LLC

Rating Agencies:	Fitch/KBRA/Moody’s

Offering Type:	SEC-Registered

Offered Certificates-Public

Class	Fitch/KBRA/Moody’s	Available Size($mm)	WAL(yr)	Credit Support	NOI DY	LTV
A-1	AAAsf/AAA(sf)/Aaa(sf)	9.909	2.91	30.000%	18.3%	39.1%
A-4	AAAsf/AAA(sf)/Aaa(sf)	*See Below*		30.000%	18.3%	39.1%
A-5	AAAsf/AAA(sf)/Aaa(sf)	*See Below*		30.000%	18.3%	39.1%
A-SB	AAAsf/AAA(sf)/Aaa(sf)	13.767	7.06	30.000%	18.3%	39.1%
A-S	AAAsf/AAA(sf)/Aa2(sf)	64.448	9.93	19.750%	16.0%	44.8%
B	AA-sf/AA+(sf)/NR	31.439	9.93	14.750%	15.0%	47.6%
C	A-sf/A+(sf)/NR	25.936	9.94	10.625%	14.3%	49.9%

*Sizes and WALs subject to change as detailed in the Term Sheet. Range of possible available sizes below:

Class	Expected Range of Available Balance	Expected Range of WAL
A-4	$0 – $200.000mm	N/A – 9.68
A-5	$216.456mm – $416.456mm	9.85 – 9.77

Transaction Summary

Pool Balance:	$640,873,834
Number of Loans:	36
Number of Properties:	51
WA Mortgage Rate:	6.54234%
WA UW NCF DSCR:	1.74x
WA Cut-Off LTV:	55.8%
WA UW NOI Debt Yield:	12.8%
10 Largest Loans as % IPB:	63.6%
WA Rem. Term to Maturity:	118

Loan Sellers:	BMO (17.3%), GSMC (26.9%), GACC (15.2%), LCF (10.0%), LMF (8.6%), KeyBank (5.9%), ZBNA (5.2%), SGFC (3.9%), SMC (2.9%), UBS (2.2%), Natixis (2.0%)

Top 5 Property Types:	Retail (35.7%), Office (14.1%), Mixed Use (13.0%), Multifamily (12.3%), Self Storage (12.1%)

Top 5 States:	NY (19.9%), CA (10.9%), TX (10.5%), OR (10.0%), FL (9.3%)

U.S. Risk Retention:	L-Shaped
E.U. Risk Retention:	The transaction is not structured to satisfy the EU risk retention and due diligence requirements.

Master Servicer:	Trimont LLC
Special Servicer:
Rialto Capital Advisors, LLC
Trustee/Certificate Administrator:	Citibank, N.A.
Operating Advisor/Asset Representations Reviewer:
Pentalpha Surveillance LLC
Directing Holder/Controlling Class Representative:	RREF V - D AIV RR L, LLC

Offering Materials

Structural and Collateral Term Sheet
Attached

Annex A
Attached

Third Party Passwords

Trepp/BBG:
Deal name:	BMO 2025-C12
Password:	2025BMOC12

Intex:
Deal name:	BMO25C12
Password:	v8gdui4tko9ihjanz

Anticipated Timing
Anticipated Pricing:	Week of May 19, 2025
Anticipated Settlement:	June 12, 2025

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-280224) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-200-0266.

THESE MATERIALS ARE BEING PROVIDED TO YOU FOR INFORMATIVE PURPOSES ONLY IN RESPONSE TO YOUR SPECIFIC REQUEST. THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR AFFILIATES OR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS. THE INFORMATION CONTAINED HEREIN SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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BMO Capital Markets is a trade name used by BMO Financial Group for the wholesale banking businesses of Bank of Montreal, BMO Harris Bank N.A. (member FDIC), Bank of Montreal Europe p.l.c, and Bank of Montreal (China) Co. Ltd, the institutional broker dealer business of BMO Capital Markets Corp. (Member FINRA and SIPC) and the agency broker dealer business of Clearpool Execution Services, LLC (Member FINRA and SIPC) in the U.S., and the institutional broker dealer businesses of BMO Nesbitt Burns Inc. (Member Investment Industry Regulatory Organization of Canada and Member Canadian Investor Protection Fund) in Canada and Asia, Bank of Montreal Europe p.l.c. (authorized and regulated by the Central Bank of Ireland) in Europe and BMO Capital Markets Limited (authorized and regulated by the Financial Conduct Authority) in the UK and Australia.